Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

FOURTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

RELAY THERAPEUTICS, INC.

Relay Therapeutics, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “General Corporation Law”),

DOES HEREBY CERTIFY:

1.
That the name of this corporation is Relay Therapeutics, Inc. and that this corporation was originally incorporated pursuant to the General Corporation Law on May 4, 2015 under the name Allostery, Inc.

2.
That the Board of Directors of the Corporation duly adopted resolutions proposing to amend the Fourth Amended and Restated Certificate of Incorporation of the Corporation, declaring said amendment to be advisable and in the best interests of the Corporation and its stockholders, and authorizing the appropriate officers of the Corporation to solicit the consent of the stockholders therefor, which resolutions setting forth the proposed amendments are as follows:

RESOLVED, that the first paragraph of ARTICLE IV of the Fourth Amended and Restated Certificate of Incorporation is hereby replaced in its entirety to read as follows:

“The total number of shares of capital stock which the Corporation shall have authority to issue is 310,000,000 of which (i) three hundred million (300,000,000) shares shall be a class designated as common stock, par value $0.001 per share (the “Common Stock”), and (ii) ten million (10,000,000) shares shall be a class designated as undesignated preferred stock, par value $0.001 per share (the “Undesignated Preferred Stock”).”

3.
That the foregoing amendment was approved by the holders of the requisite number of shares of the Corporation in accordance with Section 228 of the General Corporation Law.

4.
That said amendment has been duly adopted in accordance with Section 242 of the General Corporation Law.

In Witness Whereof, this Certificate of Amendment has been executed by a duly authorized officer of the Corporation on this 27th day of May, 2022.

By:	/s/ Sanjiv K. Patel
Name:	Sanjiv K. Patel
Title:	President and Chief Executive Officer